EXHIBIT 99.1

EPIX Contact Information

Peyton Marshall, Chief Financial Officer

Sydney Barrett, Investor Relations Manager

Phone (617) 250-6012

FOR IMMEDIATE  RELEASE

January 13, 2004

EPIX Granted Patent for MS-325 Composition of Matter

- MRI Contrast Agent Patent Strengthens Proprietary Position -

Cambridge, MA, January 13, 2004 EPIX Medical, Inc. (NASDAQ: EPIX), a developer of specialty pharmaceuticals for magnetic resonance imaging (MRI), today announced the issuance of U.S. Patent No. 6,676,929 granting composition-of-matter claims for the chemical structure of the Company’s lead compound, MS-325 (gadofosveset), a contrast agent designed specifically for vascular imaging with magnetic resonance angiography (MRA).  The company recently submitted to the FDA a New Drug Application (NDA) for MS-325, which is being co-developed by EPIX and Schering AG, Germany (NYSE:SHR, FSE:SCH).

The patent is entitled “Diagnostic Imaging Contrast Agents With Extended Blood Retention.” As issued, its term extends through August, 2015.  Under the provisions of the Hatch-Waxman Act, the patent term may be extended upon FDA approval.

“We are extremely pleased to secure this important new patent as we aggressively pursue our intellectual property strategy,” said Michael D. Webb, President and Chief Executive Officer of EPIX. “This patent strengthens the proprietary position surrounding EPIX’ drug discovery and development efforts for MS-325, and our core technology platform, receptor-induced magnetic enhancement (RIME).  It is the fifth issued patent in a series of patent applications that we have before the U.S. Patent Office with coverage for composition-of-matter, mechanism of action, and methods of imaging related to MS-325.” Previously issued patents include a patent for MR imaging using protein binding contrast agents that expires in 2006, a patent covering the MS-325 manufacturing process that expires in 2017, and two patents that cover methods of imaging with MS-325 that expire in 2020 and 2021.

About MS-325

MS-325 binds reversibly to human serum albumin, brightening the blood for a prolonged period.  This feature may allow physicians to collect more meaningful clinical data using widely available MRI equipment to diagnose and characterize vascular disease.  MS-325-enhanced MRA is less invasive than current catheter-based X-ray angiography, and has the potential to provide health care professionals with an alternative to diagnose and manage patients with vascular disease.  Four successful Phase III trials have been completed for MS-325, and an NDA was submitted to the FDA in December, 2003.

About EPIX

EPIX Medical, based in Cambridge, MA, is a specialty pharmaceutical company and a worldwide leader in the discovery and development of targeted MRI contrast agents for the diagnosis and clinical management of disease. The Company is partnered with Schering AG for  development and global marketing of MS-325.  EPIX is also collaborating with Schering AG on the development of its second drug candidate, EP-2104R, for detecting blood clots throughout the body using MRI, and the companies have established a research partnership for the discovery of novel drugs for use with MRI.  To receive the latest EPIX news and other corporate developments, please visit the EPIX Medical website at www.epixmed.com.

This news release contains forward-looking statements based on current expectations of the Company’s management.  Such statements are subject to risks and uncertainties which could cause actual results to differ from those projected, including risks and uncertainties related to the conduct of, and results obtained from, our clinical trials, the likelihood of marketing approval by the FDA, our dependence on corporate collaborations, our ability to develop multiple applications for our products and technologies, market acceptance of our products, reimbursement policies of third-party payors with respect to our products, competition and technological change.

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